Exhibit 3.2(ii)

FIRST AMENDMENT TO THE

FOURTH AMENDED AND RESTATED BYLAWS

OF

NOVT CORPORATION

The first sentence of Article IV, Section 4.02.a., shall be amended to read in its entirety as follows:

“The number of directors of the Corporation constituting the entire Board of Directors shall be not less than three or more than twelve.”

The second sentence of Article IV, Section 4.02.b., shall be amended to read in its entirety as follows:

“No class shall include less than one nor more than four directors.”

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This First Amendment to the Fourth Amended and Restated Bylaws of NOVT Corporation was duly adopted and approved by the Board of Directors of the Corporation by resolution at a meeting held on the 14th day of November, 2005.

/s/ Daniel G. Hall
Corporate Secretary

This First Amendment to the Fourth Amended and Restated Bylaws of NOVT Corporation was duly approved by the shareholders of the Corporation at a meeting held on the 7th day of March, 2006.

/s/ Daniel G. Hall
Corporate Secretary